UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 13, 2016

Date of Report (Date of earliest event reported)

ABBOTT LABORATORIES

(Exact name of registrant as specified in charter)

Illinois	1-2189	36-0698440
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Abbott Park Road

Abbott Park, Illinois 60064-6400

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (224) 667-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On December 13, 2016, Abbott Laboratories, an Illinois corporation (the “Company”), entered into a 120-Day Bridge Term Loan Agreement (the “Bridge Loan Agreement”) with the lenders from time to time party thereto and Bank of America, N.A., as administrative agent (“Bank of America”).

The Bridge Loan Agreement provides the Company with the ability to borrow up to $2.0 billion on an unsecured basis to finance the St. Jude Acquisition (as defined in the Bridge Loan Agreement), to repay certain existing indebtedness of the Company and of the Acquired Business (as defined in the Bridge Loan Agreement) and to pay fees and expenses in connection with the St. Jude Transactions (as defined in the Bridge Loan Agreement).

The availability of the loans under the Bridge Loan Agreement, which have not yet been funded, is subject to the satisfaction (or waiver) of certain conditions set forth therein, including certain conditions related to the consummation of the St. Jude Acquisition. The loans will be made in a single borrowing and mature and be payable in full 120 days after such borrowing.

The Company’s borrowings under the Bridge Loan Agreement will bear interest, at the Company’s option, based on either a base rate or a Eurodollar rate, plus an applicable margin based on the Company’s credit ratings.  The Company will also pay to the lenders under the Bridge Loan Agreement certain customary fees.

The Bridge Loan Agreement contains representations and warranties and affirmative and negative covenants customary for unsecured financings of this type as well as customary events of default.

The foregoing description of the Bridge Loan Agreement is qualified in its entirety by reference to the full text of the Bridge Loan Agreement, a copy of which will be filed with the Company’s next annual report on Form 10-K.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure contained in Item 1.01 above is incorporated in this Item 2.03 by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABBOTT LABORATORIES

Date: December 16, 2016	By:	/s/ Brian B. Yoor
Brian B. Yoor
Senior Vice President Finance and Chief Financial Officer